Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOODRX HOLDINGS, INC.

The undersigned, Douglas Hirsch, hereby certifies that:

FIRST: He is the elected and acting President of GoodRx Holdings, Inc., a Delaware corporation.

SECOND: This corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 3, 2015.

THIRD: Article Fourth of the Fifth Amended and Restated Certificate of Incorporation of this corporation is stricken and replaced with the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 390,000,000 shares of Common Stock, par value $0.002 per share (“Common Stock”), and (ii) 130,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).”

FOURTH: This Certificate of Amendment has been duly adopted by this corporation’s Board of Directors in accordance with the applicable provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of this corporation does hereby declare and certify, under penalties of perjury, that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment this 31st day of January, 2020.

/s/ Douglas Hirsch
Douglas Hirsch, President